Exhibit 16.1

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549-7561

Re: Apptigo International, Inc.

SEC File No. 000-55375

On February 9, 2016 our appointment as auditor for Apptigo International, Inc. ceased. We have read Apptigo International, Inc.’s statements included under Item 4.01 of its Form 8-K dated April 6, 2016 and agree with such statements, insofar as they apply to our firm.

Very truly yours,

/s/RBSM LLP_________

RBSM LLP